Exhibit 10.1

LEAR CORPORATION
2019 LONG-TERM STOCK INCENTIVE PLAN

20[ ] RESTRICTED STOCK UNIT TERMS AND CONDITIONS

1.Definitions. Any term capitalized in this Award Agreement (the “Award Agreement”) but not defined will have the meaning set forth in the Lear Corporation 2019 Long-Term Stock Incentive Plan, as may be amended or amended and restated from time to time (the “Plan”).
2.Grant and Vesting of Restricted Stock Units.
(a)As of the Grant Date, the Participant will be credited with the number of Restricted Stock Units set forth in the letter that accompanies this Award Agreement. Each Restricted Stock Unit is a notional amount that represents one unvested Share. Each Restricted Stock Unit constitutes the right, subject to the terms and conditions of the Plan and this Award Agreement, to distribution of a Share following the vesting of such Restricted Stock Unit and satisfaction of other requirements contained herein. If the Participant’s employment with the Company and all of its Affiliates terminates before the date that all of the Restricted Stock Units vest, Participant’s right to receive the Shares underlying Restricted Stock Units will be only as provided in Section 4.
(b)The Restricted Stock Units will vest in substantially equal installments on each of the first three anniversaries of January 4, 20[ ], in each case, subject to Section 4 hereof. Notwithstanding anything contained herein, or pursuant to the terms and conditions of any Award made to the Participant prior to the Grant Date, to the contrary, the right of the Participant to receive the Shares underlying the Restricted Stock Units and any other amounts payable to the Participant pursuant to any Award granted to Participant under the Plan, including, without limitation, any amounts credited to an Account pursuant to Section 3(b) below, that have not yet been distributed or paid will be forfeited if (i) the Participant has been discharged from employment with the Company or an Affiliate for Cause; or (ii) the Participant violates any of the restrictive covenants contained in Section 6 hereof, as applicable, or any similar covenants in any other Award Agreement to which the Participant is subject or in any written employment or severance agreement between the Participant and the Company or an Affiliate thereof.
3.Rights as a Stockholder.
(a)Unless and until a Restricted Stock Unit has vested and the Share underlying it has been distributed to the Participant, the Participant will not be entitled to vote in respect of that Restricted Stock Unit or that Share.
(b)If the Company declares a cash dividend on its Shares, then, on the payment date of the dividend, the Participant will be credited with dividend equivalents equal to the amount of cash dividend paid per Share multiplied by the number of Restricted Stock Units credited to the Participant through the record date for such dividend. The dollar amount credited to the Participant under the preceding sentence will be credited to an account (“Account”) established for the Participant for bookkeeping purposes only on the books of the Company. The amounts credited to the Account will be credited as of the last day of each month with interest, compounded monthly, until the amount credited to the Account is paid to the Participant. The rate of interest credited under the previous sentence will be the prime rate of interest as reported by the Wall Street Journal for the second business day of each quarter on an annual basis. The balance in the Account will be subject to the same terms regarding vesting and forfeiture as the Participant’s Restricted Stock Units awarded under the accompanying letter and this Award Agreement, and will be paid in cash in a single sum as soon as administratively practicable following the time the Shares associated with the Participant’s Restricted Stock Units are delivered (or forfeited at the time that the Participant’s Restricted Stock Units are forfeited). Notwithstanding the foregoing, no amount that is subject to Code Section 409A shall be paid earlier than permitted under Code Section 409A.
4.Termination of Employment. Subject to the forfeiture provisions of Section 2(b) above, the Participant’s right to receive the Shares underlying Participant’s Restricted Stock Units after termination of Participant’s employment will be only as follows:
(a)End of Service. If the Participant experiences an End of Service Date, the Participant will be entitled to receive the Shares underlying any Restricted Stock Units that have then vested. In addition, the Participant will be entitled to receive immediately the Shares underlying the number of Restricted Stock Units, if any, that have not yet vested but would have vested under Section 2 if the Participant’s End of Service Date had been twenty-four (24) months following Participant’s actual End of Service Date. The Participant will forfeit the right to receive Shares underlying any Restricted Stock Units that have not yet vested or would not have vested in the next twenty-four (24) months as described in the preceding sentence. The Participant’s “End of Service Date” is the date of Participant’s retirement after attaining a combination of years of age and service with the Company and its Affiliates (including service with another company prior to it becoming an Affiliate) of at least 65, with a minimum age of 55 and at least five years of service with the Company and its Affiliates (only if an Affiliate at the time of service).The Participant will not be considered to have retired if the Participant’s employment by the Company or an Affiliate is terminated for Cause.
(b)Other Termination of Employment. If the Participant’s employment with the Company shall be terminated for Disability or upon the Participant’s death, the Participant (or the Participant’s estate) will be immediately entitled to receive the Shares underlying all of the Restricted Stock Units that have not yet vested under Section 2 above. If the Participant’s employment with the Company shall be terminated by the Company for any reason other than for Cause or due to the Participant’s death or Disability, the Participant will be entitled to receive (i) in the case of a termination occurring prior to the first anniversary of the Grant Date, a number of Shares equal to the Shares underlying all of the Restricted Stock Units that have not yet vested under Section 2 above multiplied by a fraction, the numerator of which shall be the number of full months from the Grant Date through the date the Participant’s employment terminated and the denominator of which shall be twelve (12), or (ii) in the case of a termination occurring on or after the first anniversary of the Grant Date, the Shares underlying all of the Restricted Stock Units that have not yet vested under Section 2 above, in each case of (i) and (ii) above, subject to the Participant signing a general release agreement (a “Release”) in form and substance reasonably acceptable to the Company in connection with the Participant’s termination of employment. The number of Shares in (i) and (ii) above, as applicable, will only be payable if the Participant executes and delivers a Release (and any revocation period expires) to the Company no later than sixty (60) calendar days after the Participant’s termination of employment, and such Shares shall not become payable until sixty (60) calendar days after the termination of employment, regardless of when the Release is returned to the Company. If the Participant is subject to a written employment or severance agreement signed on behalf of the Company or its Affiliate and is terminated by the Company or its Affiliate for any reason other than Cause or the Participant terminates Participant’s employment for Good Reason (as defined in such agreement), then the preceding two sentences shall not apply if they conflict with the provisions of such employment or severance agreement and the terms of the employment or severance agreement shall govern instead. If the Participant’s employment with the Company terminates for any reason other than those provided in Section 4(a) or in the preceding sentences of this Section 4(b), the Participant or Participant’s estate (in the event of Participant’s death after termination) will forfeit the right to receive Shares underlying any Restricted Stock Units that have not yet vested. If the Participant is a party to a written employment or severance agreement signed on behalf of the Company or its Affiliate, for purposes of this Section 4, the term “Disability” shall mean “Incapacity” as defined in such Participant’s employment or severance agreement, as applicable.
5.Timing and Form of Payment. Except as provided in this Section or in Section 2(b) or Section 4, once a Restricted Stock Unit vests, the Participant will be entitled to receive a Share in its place. Delivery of the Share will be made as soon as administratively feasible after its associated Restricted Stock Unit vests. Shares will be credited to an account established for the benefit of the Participant with the Company’s administrative agent. The Participant will have full legal and beneficial ownership with respect to the Shares at that time.
6.Non-Competition and Non-Solicitation.
(a)The Participant shall not, directly or indirectly, engage in any Competitive Activity during the period of Participant’s employment with the Company or its Affiliates and for a period of one (1) year following the termination of the Participant’s employment with the Company or its Affiliates for any reason. For purposes hereof, “Competitive Activity” shall mean the Participant’s (i) participation as an employee, director, consultant, owner, manager or advisor of, or (ii) otherwise rendering services to, any business enterprise anywhere in the world if such enterprise engages or is planning to engage in competition with any product or service of the Company and specifically including, without limitation, [ ] and any of their respective parent companies, subsidiaries or affiliates and successors or assigns of all or a portion of such companies’ businesses that engage in competition with any product or service of the Company. “Competitive Activity” shall not include the mere ownership of, and exercise of rights appurtenant to, securities of a publicly traded company representing five percent (5%) or less of the total voting power and five percent (5%) or less of the total value of such an enterprise. The Participant agrees that the Company is a global business and that it is appropriate for this Section 6(a) to apply to Competitive Activity conducted anywhere in the world.
(b)During the period of Participant’s employment with the Company or its Affiliates and for a period of two (2) years following the termination of the Participant’s employment with the Company or its Affiliates for any reason, the Participant shall not, directly or indirectly, either on Participant’s own account or with or for anyone else, solicit or attempt to solicit for any business endeavor or hire, attempt to hire or participate in any manner in the hiring or attempted hiring of any employee of or individual serving as an independent contractor to the Company or its Affiliates, who is, or during the six (6) month period preceding the date of any such solicitation or hiring was, engaged in connection with the business of the Company or an Affiliate thereof, or otherwise divert or attempt to divert from the Company or its Affiliates any business whatsoever or interfere with any business relationship between the Company or an Affiliate thereof and any other person. The prohibitions of this subsection (b) shall include responding to contact initiated by the employee of or individual serving as an independent contractor to the Company or its Affiliates.
(c)During the period of Participant’s employment with the Company or its Affiliates and for a period of one (1) year following the termination of the Participant’s employment with the Company or its Affiliates for any reason, the Participant shall not contact any then-current customer of the Company or its Affiliates with which the Participant had any contact or association during Participant’s employment with the Company or its Affiliates or whose identity was learned by the Participant during Participant’s employment with the Company or its Affiliates, or prospective customer with whom the Company or its Affiliates is negotiating or preparing a proposal for products or services (collectively, “Customers”) for the purposes of: (i) inducing any such Customer to terminate its business relationship with the Company or its Affiliates, (ii) discouraging any such Customer from doing business with the Company or its Affiliates, and (iii) offering products or services that are similar to or competitive with those of the Company or its Affiliates. The Participant also agrees during such period not to accept, with or without solicitation, any business from any Customers involving products or services that are similar to or competitive with those of the Company or its Affiliates. “Contact” with any Customers includes responding to contact initiated by Customers.
(d)The Participant acknowledges and agrees that damages in the event of a breach or threatened breach of the covenants in this Section 6 will be difficult to determine and will not afford a full and adequate remedy, and therefore agrees that the Company, in addition to seeking actual damages, may seek specific enforcement of such covenants in any court of competent jurisdiction, including, without limitation, by the issuance of an injunction, without the necessity of a bond. The Participant and the Company agree that the provisions of this Section 6 are reasonable. However, should any court or arbitrator determine that any provision of the covenants of this Section 6 are unreasonable, either in period of time, geographical area, or otherwise, the parties agree that this Section 6 should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable. Further, the Company may, in its sole discretion, waive or limit the restrictive covenants in this Section 6 with respect to any jurisdiction in which they are prohibited or otherwise unenforceable under applicable law.
(e)The Participant agrees that while employed by the Company or its Affiliates and for twenty-four (24) months thereafter, Participant will communicate in writing the contents of the restrictions contained in this Section 6 to any person, firm, association, partnership, corporation or other entity which Participant intends to be employed by, associated with or represent. The Participant also agrees to promptly notify in writing the General Counsel and the Chief Human Resources Officer or other lead human resources executive of the Company if, at any time during the Participant’s employment with the Company or its Affiliates or within twenty-four (24) months following the termination thereof, the Participant accepts a position to be employed by, associated with or represent any person, firm, association, partnership, corporation, or other entity. The Participant further agrees that Participant will provide the Company with such information as the

Company may request about the Participant’s new position to allow the Company to determine whether such position and duties would likely lead to a violation of this Section 6 (except that the Participant need not provide any information that would constitute confidential or trade secret information of the entity which Participant intends to be employed by, associated with, or represent). Nothing in this Section 6(e) shall be construed to require any post-employment services or actions by the Participant that would create an employment relationship or be subject to wage-and-hour laws.
(f)Notwithstanding anything contained herein to the contrary, if the Participant is a party to a written employment or severance agreement signed on behalf of the Company or its Affiliate that contains restrictive covenants that conflict with the covenants set forth in this Section 6, such conflicting provisions of this Section 6 shall not apply, but any non-conflicting provisions shall remain in force and will supplement and be read and construed in concert with such agreement.
7.Company Option to Pay Severance.
(a)If the Participant’s employment with the Company is terminated by the Company for any reason other than Cause or due to death or Disability and as a result of such termination, the Participant is not entitled to the payment of severance benefits pursuant to either (i) a written agreement signed on behalf of the Company or an Affiliate thereof or (ii) applicable local law, the Company may decide, in its sole discretion, to pay the Participant severance equal to the product of one month’s base salary at Participant’s base salary rate (or such greater amount as the Company may determine is appropriate) in effect immediately prior to termination, less applicable withholdings, and the number of months that the Company wishes the restrictions in Section 6(a) to apply following the date of termination, not to exceed twelve (12) months (the “Severance”), provided that the Participant executes and delivers the Release (and any revocation period expires) to the Company no later than sixty (60) calendar days after the Participant’s termination of employment. If the Participant does not execute and deliver the Release within sixty (60) calendar days of the Participant’s termination of employment, or if the Participant revokes the Release within any specified revocation period, the Participant will nevertheless remain subject to the restrictions in Section 6(a) for the number of months that the Company will require the restrictions to apply. At the Company’s option, the Severance will be paid in accordance with the Company’s customary local payroll practices, in either a lump sum or equal installments (with respect to employees located outside of the United States, to the extent administratively practicable in the jurisdiction in which the Participant works) beginning on the first payroll payment date following the sixtieth (60th) calendar day after the termination of employment, regardless of when the Release is returned to the Company, and ending on the payroll payment date that is nearest to the date as of which the restrictions in Section 6(a) no longer apply.
(b)Notwithstanding anything herein, or in any other Award Agreement to which the Participant is subject, to the contrary, to the extent that (i) the Company elects to pay the Severance described in Section 7(a) in lieu of waiving the provisions of Section 6(a) hereof, if applicable, and (ii) the Participant is subject to more than one Award Agreement that provides for the possibility of severance benefits upon a termination of the Participant’s employment in exchange for post-employment compliance with a restrictive covenant provision, then the payment by the Company of severance benefits under the Award Agreement with severance benefits most favorable to the Participant shall be deemed to satisfy the Company’s obligation to pay severance in exchange for post-employment compliance with a restrictive covenant under such provisions in all such Award Agreements, and the Participant will not be entitled to receive any additional severance.
8.Confidential Information.
(a)The Participant agrees to keep confidential and not use, publish, or otherwise disclose to any person, business, or other entity the trade secrets or other proprietary, confidential, and/or privileged information (“Confidential Information”) except as such disclosure or use may be required in connection with Participant’s work for the Company. This Confidential Information includes without limitation technical know-how and specifications, business know-how and information, product information, procedures, processes, formulas, designs, blueprints, notes, memoranda, documentation, works in process, experimental works, ideas, discoveries, inventions, customer information, strategic information and plans, sales and marketing plans, supplier information, financial information, proposed agreements, software applications, pricing or cost information, and any other secret or confidential matter relating to the products, sales or business of the Company, its Affiliates, and the Company and Affiliates’ customers, suppliers, or other third parties to which they have confidentiality obligations or use restrictions. Participant understands that Confidential Information may be communicated in writing, orally, electronically, or by other means, and may (or may not) be identified in writing as “Confidential” or “Proprietary.” Participant has no duty of confidentiality over Confidential Information disclosed publicly by the Company or that is otherwise lawfully known to the public.
(b)The Participant shall notify the Company in writing of any actual or suspected misuse, misappropriation, or unauthorized disclosure of Confidential Information that may come to the Participant’s attention during or after the Participant’s employment with the Company.
(c)At the end of the Participant’s employment, the Participant shall not download, send, copy, remove, transfer, or communicate in any manner any Confidential Information in electronic form or in any other form or solicit the assistance of any Company employee or contractor to assist the Participant in connection with such actions.
(d)The Participant agrees that this Section shall supplement and be read and construed in concert with any trade secrets, confidential information, or assignment of inventions agreement or provision signed or agreed to by the Participant during employment with the Company and shall be interpreted in a manner to provide the Company the maximum protection by all agreements the Participant has with the Company.
(e)Nothing in this Award Agreement shall be construed to prevent, limit or interfere with Participant’s ability, without providing prior notice to the Company, to (i) disclose Confidential Information or other information in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; (ii) disclose Confidential Information in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; (iii) disclose Confidential Information to Participant’s attorney and use the Confidential Information in a court proceeding or arbitration Participant brings against the Company, provided that Participant files any document containing Confidential Information under seal and does not otherwise disclose Confidential Information, except pursuant to court order; (iv) file a charge with, or participate or cooperate in any investigation or proceeding, conducted by the Equal Employment Opportunity Commission, Securities and Exchange Commission, or any other governmental agency or governmental entity (collectively “Governmental Agencies”); or (v) disclose the existence, terms, and underlying facts and circumstances of this Agreement to any Governmental Agency. Without prior authorization of the Company’s General Counsel, however, the Company does not authorize Participant to disclose to any third party (including any government official, governmental agencies, or any attorney Participant may retain) any communications that are covered by the Company’s attorney-client privilege.
9.Return of Company Property; Cooperation. Upon separation from employment with the Company for any reason, on the Company’s earlier request during the Participant’s employment, or at any time subsequent to the Participant’s employment upon request from the Company, the Participant shall:
(a)promptly deliver to the Company, and will not keep in Participant’s possession, recreate, or deliver to anyone else, all Company property, including Confidential Information in any format, devices, and equipment belonging to the Company (including computers, handheld electronic devices, telephone equipment, and other electronic devices), and Company credit cards, badges, and keys;
(b)promptly disclose to the Company all work-related passwords or passcodes used or created by Participant during employment;
(c)to the extent permitted by law, cooperate with Company representatives and allow such representatives to oversee the process of erasing and/or permanently removing any Confidential Information or other Company property from: (i) any computer, personal digital assistant, phone, or other electronic device; or (ii) any cloud-based storage account or other electronic medium owned or controlled by Participant provided the Company has specific information about an unauthorized transfer of Confidential Information to such cloud-based storage account or other electronic medium; and
(d)cooperate with Company representatives with respect to matters of which the Participant may have knowledge due to the Participant’s employment, including (i) the transition of the Participant’s work responsibilities, files, knowledge, customer information, and contacts; (ii) the defense of any claims, causes of action, or charges brought against the Company; and (iii) any other cooperation reasonably requested by the Company’s Board of Directors (or designee) or Chief Executive Officer (or designee).
10.Assignment and Transfers. The rights and interests of the Participant under this Award Agreement may not be assigned, encumbered, or transferred, except, in the event of the death of the Participant, by will or the laws of descent and distribution. The Company may assign any of its rights and interests hereunder.
11.Withholding Tax. The Company and any Affiliate shall, in accordance with the Plan, have the right to withhold or retain, or require the Participant to remit to the Company or such Affiliate thereof, cash or Shares that are distributable to the Participant hereunder to the extent necessary to satisfy any required withholding taxes, whether national, federal, state, local, domestic, and/or foreign triggered by the payment of any amounts under this Award Agreement; provided, however, that such amount may not exceed the maximum statutory withholding rate. Unless otherwise required by applicable law, the Fair Market Value on the trading day immediately preceding the applicable vesting or settlement date of the Restricted Stock Units shall be used to determine any required withholding taxes.
12.Securities Law Requirements.
(a)The Restricted Stock Units are subject to the further requirement that, if at any time the People and Compensation Committee (the “Committee”) determines in its discretion that the listing or qualification of the Shares subject to the Restricted Stock Units under any securities exchange requirements or under any applicable law, or the consent or approval of any governmental regulatory body, is necessary as a condition of, or in connection with, the issuance of Shares under it, then Shares will not be issued under the Restricted Stock Units, unless the necessary listing, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Committee.
(b)No person who acquires Shares pursuant to the Award reflected in this Award Agreement may, during any period of time that person is an affiliate of the Company (within the meaning of the rules and regulations of the Securities and Exchange Commission under the Securities Act of 1933 (the “1933 Act”)) sell the Shares, unless the offer and sale is made pursuant to (i) an effective registration statement under the 1933 Act, which is current and includes the Shares to be sold, or (ii) an appropriate exemption from the registration requirements of the 1933 Act, such as that set forth in Rule 144 promulgated under the 1933 Act. With respect to individuals subject to Section 16 of the Exchange Act, transactions under this Award are intended to comply with all applicable conditions of Rule 16b-3, or its successors under the Exchange Act. To the extent any provision of the Award or action by the Committee fails to so comply, the Committee may determine, to the extent permitted by law, that the provision or action will be null and void.
13.No Limitation on Rights of the Company. The grant of this Award will not in any way affect the right or power of the Company to make adjustments, reclassification or changes in its capital or business structure, or to merge, consolidate, dissolve, liquidate, sell, or transfer all or any part of its business or assets.
14.Plan, Restricted Stock Units and Award Not a Contract of Employment. Neither the Plan, the Restricted Stock Units nor any other right or interest that is part of the Award reflected in this Award Agreement is a contract of employment, and no terms of employment of the Participant shall be affected in any way by the Plan, the Restricted Stock Units, the Award, this Award Agreement or related instruments, except as specifically provided therein. Neither the establishment of the Plan nor the Award will be construed as conferring any legal rights upon the Participant for a continuation of employment, nor shall it interfere with the right of the Company or any Affiliate to discharge the Participant and to treat Participant without regard to the effect that such treatment might have upon Participant as an employee.
15.Participant to Have No Rights as a Stockholder. Except as provided in Section 3 above, the Participant will have no rights as a stockholder with respect to any Shares subject to the Restricted

Stock Units prior to the date on which Participant is recorded as the holder of those Shares in the records of the Company.
16.Nature of Award. By accepting this Award, the Participant acknowledges, understands and agrees that:
(a)The Plan is established voluntarily by the Company, it is discretionary in nature, and it may be modified, amended, suspended, or terminated by the Company at any time, to the extent permitted by the Plan.
(b)The grant of the Award is exceptional, voluntary and occasional and does not create any contractual or other right to receive future Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if they have been granted in the past
(c)All decisions with respect to future Restricted Stock Units or other grants, if any, will be at the sole discretion of the Company.
(d)The Participant is voluntarily participating in the Plan.
(e)The Restricted Stock Units and the shares of Common Stock subject to them, and the income from and value of same, are not intended to replace any pension rights or compensation.
(f)The Restricted Stock Units and the Shares subject to them, and the income from and value of same, are not part of normal or expected compensation for purposes of, including but limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, holiday pay, long-service awards, pension or retirement of welfare benefits or similar payments.
(g)Unless otherwise agreed with the Company in writing, the Restricted Stock Units and the Shares subject to them, and the income from and value of same, are not granted as consideration for, or in connection with, the service the Participant may provide as a director of an Affiliate of the Company.
(h)The future value, if any, of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty.
(i)No claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock Units resulting from the termination of the Participant’s employment (for any reason whatsoever, whether or not later found to be invalid or in breach of applicable laws in the jurisdiction where the Participant is employed or renders service or the terms of the Participant’s employment or service agreement, if any).
(j)For purposes of the Restricted Stock Units and subject to Code Section 409A, the Participant’s employment or service relationship will be considered terminated for vesting purposes as of the date the Participant is no longer actively providing services to the Company or an Affiliate (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or renders service or the terms of the Participant’s employment or service agreement, if any), and such date will not be extended by any notice period unless required by applicable law (e.g., the Participant’s period of employment or service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Participant is employed or renders services or the terms of the Participant’s employment or service agreement, if any); the Committee shall have the exclusive discretion to determine when the Participant is no longer actively providing services for purposes of the Participant’s Award (including whether the Participant may still be considered to be providing services while on a leave of absence).
(k)Neither the Company nor any other Affiliate shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the U.S. dollar that may affect the value of the Restricted Stock Units or of any amounts due to the Participant pursuant to the settlement of the Restricted Stock Units of the subsequent sale of any Shares acquired upon settlement.
17.Notice. Any notice or other communication required or permitted hereunder must be in writing and must be delivered personally, or sent by certified, registered, or express mail, postage prepaid. Any such notice will be deemed given when so delivered personally or, if mailed, three days after the date of deposit in the United States mail, in the case of the Company to 21557 Telegraph Road, Southfield, Michigan, 48033, Attention: General Counsel and, in the case of the Participant, to the last known address of the Participant in the Company’s records.
18.Governing Law. This Award Agreement and the Award shall be construed and enforced in accordance with, and governed by, the laws of the State of Michigan, determined without regard to its conflict of law rules.
19.Code Section 409A. Notwithstanding any other provision in this Award Agreement, if the Participant is a “specified employee” (as determined by the Company in accordance with Code Section 409A) at the time of Participant’s termination of employment, no amount that is subject to Code Section 409A and that becomes payable by reason of such termination of employment shall be paid to the Participant before the earlier of (i) the expiration of the six-month period measured from the date of the Participant’s termination of employment, and (ii) the date of the Participant’s death.
20.Incentive Compensation Recoupment Policies. Notwithstanding any provision in the Plan or in this Award Agreement to the contrary, the Participant acknowledges and agrees that the Award is subject to (i) the Lear Corporation Incentive Based Compensation Recoupment Policy (applicable to any Section 16 officer) and (ii) the Lear Corporation Improper Conduct Compensation Recoupment Policy, each as amended from time to time, and any other compensation recovery and/or recoupment policies adopted by the Company to comply with applicable law or any listing exchange requirement, or to comport with any corporate governance practices, as such policies may be amended from time to time. The Lear Corporation Incentive Based Compensation Recoupment Policy and the Lear Corporation Improper Conduct Compensation Recoupment Policy are available on the Company’s intranet site under the “Policies and Standards” section of the “Employee Resources” page. https://everyone.lear.com/resources/Pages/Policies-and-Standards.aspx To the extent required by applicable law or any applicable securities exchange listing standards, or as otherwise determined by the Board or the Committee, all Awards granted under the Plan (or any successor plan), any Shares or cash issued pursuant to an

Award (including from dividend equivalent units), any amount received with respect to any sale of any Shares issued pursuant to an Award, and any amounts received in respect of awards made under the Company’s Annual Incentive Plan (or any successor plan), shall be and remain subject to any incentive compensation clawback, recoupment or repayment policies or provisions currently in effect or, in each case, as may be adopted or amended by the Board or the Committee from time to time. Notwithstanding anything herein to the contrary, prior to the occurrence of a Change in Control, the Company reserves the right, without the Participant’s consent, to adopt any such policies or provisions with retroactive effect. Following a Change in Control, no incentive compensation clawback, recoupment or repayment policies or provisions adopted by the Company shall apply to Awards granted under the Plan (or any successor plan) to the Participant, except and solely to the extent the application of such policy or provision is necessary to comply with applicable law or applicable securities exchange listing standards.
21.Plan Document Controls. The rights herein granted are in all respects subject to the provisions set forth in the Plan to the same extent and with the same effect as if set forth fully herein. In the event that the terms of this Award Agreement or the Award conflict with the terms of the Plan document, the Plan document shall control.
22.Acceptance of Terms. The Company’s issuance to the Participant of the Restricted Stock Units hereunder is conditioned upon the Participant’s timely electronic acceptance of the terms and conditions set forth in this Award Agreement, in no event later than sixty (60) days following the Grant Date (the “Acceptance Deadline”). Failure to accept these terms and conditions by the Acceptance Deadline will result in cancellation of the Restricted Stock Units, and the Participant shall have no rights to the Restricted Stock Units if Participant does not accept these terms and conditions by the Acceptance Deadline. By electronically signing this Award Agreement, the Participant expressly agrees to the terms of this Award Agreement. For purposes of this Award only, any contrary provisions in the Participant’s employment agreement or in the Plan regarding the vesting of equity awards in the event of the Participant’s termination of employment or upon a Change in Control are hereby expressly superseded by the terms of this Award Agreement.
IN WITNESS WHEREOF, the parties enter into this Award Agreement as of the date and year first above written.